Exhibit 99.3

Power Corporation and Power Financial Announce Completion of Reorganization and the Determination of the Final Offer Price for the Pre-Emptive Right

Readers are referred to the section “Forward-Looking Statements” at the end of this release. All figures are expressed in Canadian dollars.

Montréal, Québec, February 13, 2020 – Power Corporation of Canada (“Power Corporation” or “PCC”) (TSX: POW) and Power Financial Corporation (“Power Financial” or “PFC”) (TSX: PWF) today announced the successful completion of the previously announced reorganization transaction (the “Reorganization”) pursuant to which, among other things, PCC acquired all of the issued and outstanding common shares of PFC (“PFC Common Shares”) held by holders of PFC Common Shares other than PCC and its wholly owned subsidiaries (the “PFC Minority Shareholders”).

In accordance with the terms of the Reorganization, each PFC Common Share held by PFC Minority Shareholders was exchanged for 1.05 subordinate voting shares of PCC (“PCC Subordinate Voting Shares”) and $0.01 in cash. PCC has issued 250,628,173 PCC Subordinate Voting Shares under the Reorganization and, based on the closing price of the PCC Subordinate Voting Shares on the Toronto Stock Exchange (the “TSX”) on February 12, 2020 of $34.66, the aggregate value of the consideration delivered to PFC Minority Shareholders pursuant to the Reorganization is approximately $8.7 billion.

With the completion of the Reorganization, it is anticipated that the PFC Common Shares will be delisted from the TSX as soon as practicable. As of February 12, 2020, PCC beneficially owned 425,402,926 PFC Common Shares representing approximately 64% of the issued and outstanding PFC Common Shares. In connection with the Reorganization, PCC acquired 238,693,580 PFC Common Shares such that PCC now beneficially owns 664,096,506 PFC Common Shares, representing 100% of the issued and outstanding PFC Common Shares.

PFC will remain a reporting issuer in all of the provinces and territories of Canada as PFC’s first preferred shares will remain outstanding shares of PFC and PFC’s 6.9% debentures due March 11, 2033 will remain outstanding as obligations of PFC. Following the Reorganization, PCC and PFC intend to redeem an aggregate of $350 million of PCC’s and PFC’s first preferred shares with available cash.

Management Changes

As previously announced, the Board of Directors of PCC has appointed R. Jeffrey Orr, current President and Chief Executive Officer of PFC, as President and Chief Executive Officer of PCC effective immediately.

After 24 years as Co-Chief Executive Officers of PCC, Paul Desmarais, Jr. and André Desmarais are retiring from these roles. They will continue to play an active role in the governance of PCC and maintain their positions as Chairman and Deputy Chairman, respectively, of PCC’s Board of Directors. The Boards of Directors of PCC and PFC wish to thank Messrs. Paul Desmarais, Jr. and André Desmarais for their outstanding contributions and years of dedicated service to Power Corporation and Power Financial.

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Final Pre-Emptive Right Offer Price

In accordance with the pre-emptive right (the “Pre-Emptive Right”) in favour of holders of participating preferred shares (“PCC Participating Preferred Shares”) included in PCC’s articles, PCC provided a notice of offer (the “Offer”) dated January 10, 2020 to the holders of the PCC Participating Preferred Shares as at 5:00 p.m. (Eastern time) on December 27, 2019. The Offer provided for, among other things, the right of such holders to acquire from PCC, on a pro rata basis, such number of PCC Participating Preferred Shares that is equal to 12% of the number of PCC Subordinate Voting Shares expected to be issued in connection with the Reorganization for a consideration per PCC Participating Preferred Share that is equal to the stated capital amount per share for which any such PCC Subordinate Voting Shares were issued. PCC has determined the final offer price for the Offer (the “Offer Price”) to be $34.27 per PCC Participating Preferred Share, being equal to the quotient obtained when (i) $35.99, being the volume weighted average trading price of the PFC Common Shares on the TSX for the five trading days immediately preceding the date hereof, minus $0.01, is divided by (ii) 1.05.

A supplemental notice setting forth, among other things, the determination of the Offer Price is expected to be mailed to holders of PCC Participating Preferred Shares and filed with applicable Canadian securities regulatory authorities. It will also be made available on PCC’s website at www.powercorporation.com/en/investors/reorganization/ and on PCC’s SEDAR profile at www.sedar.com in the coming days. The notice provides that the subsequent deadline for eligible holders of PCC Participating Preferred Shares to participate in the Offer is 5:00 p.m. (Eastern time) on March 12, 2020.

Pursuant to the Pre-Emptive Right, Power Corporation issued an aggregate of 6,006,094 PCC Participating Preferred Shares on February 12, 2020, the initial closing date for the Offer. Pansolo Holding Inc., a corporation controlled by the Desmarais Family Residuary Trust, purchased 6,000,000 PCC Participating Preferred Shares pursuant to its partial exercise of the Pre-Emptive Right on February 12, 2020, resulting in direct and indirect ownership by Pansolo of voting shares of PCC to which are attached approximately 50.6% of the votes attached to all voting shares of PCC pro forma the completion of the Reorganization.

About Power Corporation

Power Corporation is an international management and holding company that focuses on financial services in North America, Europe and Asia. Its core holdings are leading insurance, retirement, wealth management and investment businesses, including a portfolio of alternative asset investment platforms. Power Corporation’s head office is located at 751 Victoria Square, Montréal, Québec. To learn more, visit www.PowerCorporation.com.

About Power Financial

Power Financial, a wholly owned subsidiary of Power Corporation of Canada, is an international management and holding company with interests in financial services and asset management businesses in Canada, the United States and Europe. It also has significant holdings in a portfolio of global companies based in Europe. Power Financial’s head office is located at 751 Victoria Square, Montréal, Québec. To learn more, visit www.PowerFinancial.com.

This news release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell any securities.

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Forward-Looking Statements

Certain statements in this news release, other than statements of historical fact, are forward-looking statements based on certain assumptions and reflect PCC’s and PFC’s current expectations. Forward-looking statements are provided to present information about management’s current expectations and plans relating to the future and the reader is cautioned that such statements may not be appropriate for other purposes. These statements include, without limitation, statements regarding the delisting of the PFC Common Shares, PCC’s and PFC’s intention to redeem the first preferred shares, the source of funds for such redemptions and the timing of the mailing of the supplemental notice with respect to the Offer.

By its nature, this information is subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of factors, many of which are beyond PCC’s and PFC’s control, affect the operations, performance and results of PCC and PFC and their respective subsidiaries and business, and could cause actual results to differ materially from current expectations of estimated or anticipated events or results. These factors include, but are not limited to: the impact or unanticipated impact of general economic, political and market factors in North America and internationally, fluctuations in interest rates, inflation and foreign exchange rates, monetary policies, business investment and the health of local and global equity and capital markets, management of market liquidity and funding risks, risks related to investments in private companies and illiquid securities, risks associated with financial instruments, changes in accounting policies and methods used to report financial condition (including uncertainties associated with significant judgments, estimates and assumptions), the effect of applying future accounting changes, business competition, operational and reputational risks, technological changes, cybersecurity risks, changes in government regulation and legislation, changes in tax laws, unexpected judicial or regulatory proceedings, catastrophic events, PCC’s and its subsidiaries’ ability to complete strategic transactions, integrate acquisitions and implement other growth strategies, the ability for PCC or PFC to redeem first preferred shares and PCC’s and PFC’s success in anticipating and managing the foregoing factors.

The reader is cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on forward-looking statements. Information contained in forward-looking statements is based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including management’s perceptions of historical trends, current conditions and expected future developments, the timing of the delisting of the PFC Common Shares and the mailing of the supplemental notice with respect to the Offer, as well as other considerations that are believed to be appropriate in the circumstances, including that the list of factors in the previous paragraph, collectively, are not expected to have a material impact on PCC and PFC and their respective subsidiaries. While PCC and PFC consider these assumptions to be reasonable based on information currently available to management, they may prove to be incorrect.

Other than as specifically required by applicable Canadian law, PCC and PFC undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events, whether as a result of new information, future events or results, or otherwise.

Additional information about the risks and uncertainties of PCC’s and PFC’s business and material factors or assumptions on which information contained in forward-looking statements is based is provided in its disclosure materials, including each of PCC’s and PFC’s most recent Management’s Discussion and Analysis and Annual Information Form and PFC’s management proxy circular dated January 10, 2020, filed with the securities regulatory authorities in Canada and available at www.sedar.com.

For further information, please contact:	Stéphane Lemay Vice-President, General Counsel and Secretary 514-286-7400

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